Exhibit (g)(5)

AMENDMENT AND SUPPLEMENT
TO
CUSTODY AGREEMENT
(Restricted Securities Services)

                AMENDMENT AND SUPPLEMENT dated as of December 15, 2006 between Westcore Trust ("Customer") and The Bank of New York ("Custodian").

                WHEREAS, Customer and Custodian have entered into a Custody Agreement dated as of October 1, 1999 (the "Agreement"); and

                WHEREAS, the parties wish to amend and supplement the Agreement to set forth the terms and conditions under which Custodian will provide custodial services in respect of Restricted Securities (as defined below); and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings given them in the Agreement;

                NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             "Restricted Security" shall mean any Security in the Account which is issued in the United States [by an issuer organized in the United States] pursuant to Rule 144, 144A, 144K, 145 or Regulation S under the Securities Act of 1933, as amended, and held by Custodian in certificated form in its vault in New York, New York.

                "Investigative Services" shall mean, with respect to any Restricted Security selected by Customer, the efforts undertaken by Custodian to obtain information concerning the nature of the restriction on transfer of such Restricted Security and the requirements that must be satisfied in order to cause such restriction to be removed, and to provide such information to Customer.

                "Services" shall mean Investigative Services and/or Transfer Services.

                "Transfer Services" shall mean, with respect to any Restricted Security selected by Customer, the efforts undertaken by Custodian to provide Investigative Services and thereafter undertaken by Custodian to arrange for the removal of the applicable restriction on transfer of such Restricted Security.

                2.             All Restricted Securities received by Custodian for Customer's Account shall be registered in Customer's name (or the name of the beneficial owner thereof if different) and Customer shall take such actions as Custodian may require in order to complete such registration.  It shall be Customer's sole responsibility to collect income, dividends and other distributions paid and obtain information regarding corporate actions in respect of Restricted Securities; provided however, that Customer may in its discretion and upon written notice to Custodian cause interest, dividends and other distributions to be paid and corporate action notifications to be sent to Custodian for Customer's Account (at which time Custodian shall perform its duties with respect to such matters as set forth in the Agreement), and in such event Customer agrees to pay Custodian fees and out-of-pocket expenses at its standard rates for such services.

                3.             Customer may, with respect to any Restricted Security, retain Custodian to provide Investigative Services or Transfer Services by requesting the applicable Service in writing.  Each such request shall constitute Customer's agreement to comply with the procedures, practices and operational guidelines prescribed by Custodian from time to time as to information required, manner of delivery, timeliness of delivery and otherwise.  For providing Services hereunder, Customer agrees to pay Custodian such fees as are mutually agreed, and Custodian's out-of-pocket expenses in connection therewith.  Custodian is hereby authorized to deduct the fees and expenses payable hereunder from the cash balances in the Account.

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                4.             In providing Services and otherwise, Custodian may provide to Customer general information concerning Restricted Securities and the requirements to be satisfied in order that transfer restrictions be removed, including laws, rules, regulations and interpretations.  Custodian makes no representations or warranties that such information is accurate and complete, and Customer agrees that it shall not rely on any information provided by Custodian regarding Restricted Securities and shall rely solely on the advice of its own legal counsel with respect thereto.

                5.             Custodian shall advise Customer of the status of Services provided hereunder from time to time and otherwise upon Customer's request.

                6.             (a) Customer acknowledges and agrees that the removal of transfer restrictions with respect to Restricted Securities may take substantial time, is dependent on performance by third parties over which Custodian has no control, and that the sale of any Restricted Security prior to removal of applicable transfer restrictions may not settle timely and may result in a sale fail, buy-in or other adverse consequence to Customer.  Customer agrees that Custodian shall have no liability for any loss, damage or expense suffered or incurred by Customer arising from any such sale.

                (b) Customer may in its discretion cause proceeds received by it upon the sale of Restricted Securities to be delivered to Custodian for credit to the Account.

                7.             Anything in the Agreement to the contrary notwithstanding, Custodian's liability for any failure or delay in providing Services hereunder shall be limited to the fees and out-of-pocket expenses paid by Customer in respect of the Restricted Security to which the failure or delay relates.  In no event shall Custodian have any liability whatsoever for the action or inaction or any third party, including without limitation, any issuer, transfer agent, registrar, paying agent, beneficial owner of Restricted Securities, broker or dealer.  In no event shall Custodian be liable to Customer or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Agreement.

8.             This Supplement shall become effective as of the date hereof upon execution by the parties hereto.  From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended and supplemented hereby.  Except as amended and supplemented hereby, the Agreement shall remain in full force and effect.

                IN WITNESS WHEREOF, Customer and Custodian have caused this Amendment and Supplement to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

WESTCORE TRUST

By _______________________________

Title:

THE BANK OF NEW YORK

By ______________________________

Title: